TRADING ADVISORY AGREEMENT

Abbey Capital Futures Strategy Fund

Trading Advisory Agreement (this “Agreement”), as supplemented by the Supplemental Trading Agreement, as defined below is entered into as of the 19 day of April, 2024, by and among Abbey Capital Onshore Series LLC (the “Onshore LLC”) a Delaware series limited liability company acting for and on behalf of the series designated as Series 16 ( “Series 16”), ABBEY CAPITAL LIMITED, an Irish private company limited by shares (the “Adviser”), Abbey Capital Offshore Fund SPC, a Segregated Portfolio Company incorporated under the laws of the Cayman Islands (the “Company”) acting for and on behalf of the segregated portfolio designated as Segregated Portfolio 16 (“SP16”) and QMS Capital Management LP, whose principal office is at 240 Leigh Farm Rd., Suite 450 Durham, NC 27707, USA (the “Trader”) (the Onshore LLC, the Adviser, the Company and the Trader, together the “Parties”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated 25th day of June 2014, as amended, (the “Investment Advisory Agreement”) with The RBB Fund, Inc. (the “Fund”), relating to the provision of investment advisory services to the Abbey Capital Futures Strategy Fund (the “Portfolio”).

WHEREAS, the Onshore LLC is a wholly-owned subsidiary of the Portfolio.

WHEREAS, the Company is a wholly-owned subsidiary of Abbey Capital Master Offshore Fund Limited, an exempted company incorporated under the laws of the Cayman Islands, and Abbey Capital Master Offshore Fund Limited is a wholly-owned subsidiary of the Portfolio.

WHEREAS, the Adviser has also entered into an investment advisory agreement dated the 2nd day of October, 2018 (the “Delaware IMA”) with the Onshore LLC relating to the provision of investment advisory services to the Onshore LLC and each of its segregated series including the series designated as Series 16.

WHEREAS, the Adviser has entered into an Amended and Restated Investment Advisory Agreement dated the 9th day of October 2018 (the “Company IMA”) (the Investment Advisory Agreement, Delaware IMA and Company IMA, together the “Advisory Agreements”) with the Company, relating to the provision of investment advisory services to the Company and each of its segregated portfolios including SP16.

WHEREAS, the Adviser, on behalf of the Portfolio, may allocate a portion of the Portfolio’s assets not to exceed in the aggregate 25% of its assets to the Company and a portion of the Portfolio’s assets to the Onshore LLC.

WHEREAS, each Advisory Agreement provides that the Adviser may delegate any or all of its investment advisory responsibilities under the Advisory Agreement to one or more sub-advisers.

WHEREAS, this Agreement shall take effect on the date that Series 16 or SP16 initially deposits cash or securities in the Managed Account (as defined in the Supplemental Trading Agreement dated 19 April 2024 between the Adviser and the Trader (the “Supplemental Trading Agreement”)) (the “Effective Date”).

WHEREAS, the Adviser and the Board of Directors of the Fund desire to retain the Trader to render portfolio management services to Series 16 and SP16 in the manner and on the terms set forth in this Agreement, and the Trader is willing to provide such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the Parties hereto agree as follows:

1.	The Company

Segregated Portfolio Company

(a)	Under the Companies Act (as Revised) of the Cayman Islands, the Company is permitted to create segregated portfolios in order to segregate the assets and liabilities attributable to a particular segregated portfolio of the Company from the assets and liabilities attributable to each other segregated portfolio of the Company, and from the Company’s general assets and liabilities. The Company has established and maintains separate and distinct segregated portfolios and has established and maintains the segregated portfolio referred to herein as “SP16”. Assets attributable to each segregated portfolio of the Company shall only be available to meet liabilities to creditors in respect of that segregated portfolio and the assets of that segregated portfolio shall not be available to satisfy the claims of creditors of the Company who are not creditors in respect of that segregated portfolio.

Assets and Liabilities of Each Segregated Portfolio are Separate.

(b)	In accordance with the foregoing, the Parties agree that the right to claim or proceed against SP16 in terms of this Agreement is limited to the assets of SP16, and no such claim, liability or obligation may be levied or set-off against any other assets of the Company or any other segregated portfolio. In the event that the assets of SP16 are insufficient to meet the obligations of SP16 under this Agreement, SP16’s obligations shall be limited to such assets and the Trader agrees that it shall not seek, whether in any proceedings or other means whatsoever or wheresoever, to establish any claim or interest in or recourse against any asset of the Company (other than assets of SP 16) or any segregated portfolio of the Company other than SP16.

2.	The Onshore LLC

(a)	The Onshore LLC is a series limited liability company incorporated under the Limited Liability Company Act of the State of Delaware, 2 Del. Code Title s. 18-215 (the “Law”). Under the Law the Onshore LLC can create segregated series in order to segregate the assets and liabilities attributable to a particular series from the assets and liabilities attributable to each other series and from the Onshore LLC general assets and liabilities. The Onshore LLC has established and maintains separate and distinct segregated series and has established and maintains the series referred to herein as “Series 16”. Assets attributable to each series of the Onshore LLC shall only be available to meet liabilities to creditors in respect of that series and the assets of that series shall not be available to satisfy the claims of creditors of the Onshore LLC who are not creditors in respect of that series.

(b)	Assets and Liabilities of Each Series are Separate. In accordance with the foregoing, the Parties hereto agree that the right to claim or proceed against Series 16 in terms of this Agreement is limited to the assets of Series 16, and no such claim liability or obligation may be levied or set-off against any other assets of the Onshore LLC or any other series. In the event that the assets of Series 16 are insufficient to meet the obligations of Series 16 under this Agreement, Series 16’s obligations shall be limited to such assets and the Trader agrees that it shall not seek, whether in any proceedings or other means whatsoever or wheresoever to establish any claim or interest in or recourse against any asset of the Onshore LLC (other than assets of Series 16) or any other series of the Onshore LLC other than Series 16.

3.	Trading Services.

(a)	The Adviser hereby appoints the Trader to act as a commodity trading advisor (“CTA”) to Series 16 and SP16 with respect to assets allocated to Series 16 and SP16 from time to time by the Adviser for the periods and on the terms herein set forth (the “Allocated Assets”). The Trader accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. To the extent the Allocated Assets are traded under SP16, the Trader acknowledges and agrees that SP16 is subject to the limitations set forth in paragraphs 1 (a) and (b) above. To the extent the Allocated Assets are traded under Series 16, the Trader acknowledges and agrees that Series 16 is subject to the limitations set forth in paragraphs 2 (a) and (b) above.

The Trader shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of Series 16 and SP16 in accordance with the terms of this Agreement and the Supplemental Trading Agreement entered into by the Adviser and the Trader in relation to the Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Company, the Onshore LLC and the Portfolio in relation to Series 16 and SP16 set forth in the Portfolio’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Fund’s Board of Directors (“Board”) that have been furnished in writing to the Trader, provided that the Trader receives reasonable notice prior to the effective date of such policies or guidelines so that the Trader may comply with them, (ii) the written instructions and directions received from the Adviser and the Fund as delivered; and (iii) all laws applicable to the Trader’s duties under this Agreement, all as may be in effect from time to time. The foregoing are referred to below together as the “Policies”.

For purposes of compliance with the Policies, the Trader shall be entitled to treat the Allocated Assets as though the Allocated Assets constituted the entire Onshore LLC or Company, as applicable, and the Trader shall not be responsible in any way for the compliance of any assets of the Onshore LLC or Company, other than the Allocated Assets, with the Policies. Subject to the foregoing, and provided that the Trader shall only trade financial instruments that are approved by the Adviser, and set out in Schedule B of the Supplemental Trading Agreement, in accordance with the Investment Program set out in Schedule A of the Supplemental Trading Agreement, the Trader is authorized, in its discretion and without prior consultation with the Adviser, to buy, sell, lend and otherwise trade in any commodity interests, including futures contracts, options on futures contracts (selling uncovered options is not permitted), spot or forward contracts or commodities and swaps (the “Commodity Interests”) on behalf of Series 16 and/or SP16, without regard to the length of time the Commodity Interests have been held and the resulting rate of portfolio turnover or any tax considerations; and the majority or the whole of the Allocated Assets may be invested in such proportions of Commodity Interests as the Trader shall determine. Notwithstanding the foregoing provisions of this paragraph 3(a), however, (i) the Trader shall, upon and in accordance with written instructions from the Adviser effect such portfolio transactions for the Allocated Assets as the Adviser shall determine are necessary in order for Series 16 and/or SP16 to comply with the Policies, and (ii) upon reasonable prior notice to the Trader, the Adviser may effect in-kind redemptions with shareholders of the Portfolio with securities included within the Allocated Assets. For the avoidance of doubt and except as required by applicable law, the Trader shall treat Series 16 and SP16 as separate entities for purpose of compliance with the Policies.

(b)	Absent instructions from the Adviser or the officers of the Fund to the contrary, the Trader shall place orders pursuant to its determinations with any executing broker counterparty or futures commission merchant the Trader so chooses, provided, however, the orders are settled with a futures commission merchant or Foreign Exchange clearing broker with which Series 16 and/or SP16 as applicable, has an account.

(c)	The Trader hereby agrees that it shall not consult with any other investment adviser or CTA to the Fund with respect to transactions in Commodity Interests for the Allocated Assets or any other transactions in the Fund’s assets, other than for the purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Investment Company Act of 1940 (the “1940 Act”) pertaining to certain exemptions on prohibitions relating to the acquisition of securities of issuers engaged in securities related activities.

(d)	The Trader has provided the Adviser with a true and complete copy and/or accurate summary of its compliance policies and procedures as required for CTAs registered with the Commodity Futures Trading Commission (“CFTC”) or, if the Trader is registered as an investment adviser with the Securities and Exchange Commission (the “SEC”), Rule 206(4)-7 of the Investment Advisers Act of 1940 (the “Advisers Act”) (the “Trader Compliance Policies”). The Trader’s chief compliance officer (“Trader CCO”) shall provide to the Fund’s Chief Compliance Officer (“Fund CCO”) or his or her delegate promptly (and in no event in more than 10 business days from the date of request) the following reports and certifications to the extent that they relate to the services provided by the Trader to the Onshore LLC or Company, as applicable, with respect to the Allocated Assets:

(i)	a report of any material changes to the Trader Compliance Policies;

(ii)	a report of any “material compliance matters”, as defined by Rule 38a-1 under the 1940 Act, that have occurred in connection with the Trader Compliance Policies;

(iii)	if the Trader is registered as an investment adviser with the SEC, an executive summary of the Trader CCO report with respect to the annual review of the Trader Compliance Policies (the “Trader CCO’s Report”) pursuant to Rule 206(4)-7 under the Advisers Act. The Trader agrees that the executive summary shall be a fair representation of the Trader’s CCO Report and that if the Fund CCO has follow up questions on the executive summary, the Trader CCO will cooperate with providing whatever additional information is requested; and

(iv)	an annual (or more frequently as the Fund CCO may reasonably request) certification regarding the Trader’s compliance with Section 38a-1 of the 1940 Act as well as the foregoing sub-paragraphs (i) – (iii) and, if the Trader is registered as an investment adviser with the SEC, an annual (or more frequently as the Fund CCO may reasonably request) certification regarding the Trader’s compliance with Rule 206(4)-7 under the Advisers Act.

(e)	The Trader may, on occasions when it deems the purchase or sale of a Commodity Interest to be in the best interests of Series 16 or SP16 as well as other fiduciary or agency accounts managed by the Trader, aggregate, to the extent permitted by applicable laws and regulations, the Commodity Interests to be sold or purchased in order to obtain the best overall terms available. When executing orders for Series 16 and/or SP16 pursuant to this Agreement, the Trader will at all times comply with the Trader’s order execution and allocation policies, an extract of which is attached at Schedule C of the Supplemental Trading Agreement and comply with all applicable obligations regarding suitability and best execution. The Trader agrees that it will not deliberately use any trading strategies for Series 16 and/or SP16 which it or its principals know are inferior to those employed by other accounts using the same investment programme as the Allocated Assets. The Trader further agrees to be aware of the position limits imposed on it, on certain Commodity Interest contracts by the CFTC or applicable contract market. If, at any time during the term of this Agreement, the Trader is required to aggregate Series 16 or SP16’s Commodity Interest positions with the positions of any other person for purposes of applying the CFTC or exchange imposed speculative position limits, the Trader will promptly notify the Adviser if Series 16 or SP16’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. If the speculative positions limits are reached in any Commodity Interest contract, the Trader will modify the trading of Series 16 and/or SP16 as applicable and its other accounts in a reasonable and good faith effort to achieve a fair treatment of all accounts. The Trader currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for Series 16 or SP16 given the Trader's current accounts and all proposed accounts for which the Trader has a contract to act as a CTA.

(f)	The Trader, in connection with its rights and duties with respect to Series 16, SP16 and the Fund shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

(g)	The services of the Trader hereunder are not deemed exclusive and the Trader shall be free to render similar services to others (including other investment companies) so long as its services under this Agreement are not impaired thereby.

(h)	The Trader shall furnish the Adviser and the administrator of the Fund (the “Administrator”) daily (on each business day), weekly, monthly, quarterly and annual reports concerning portfolio transactions and performance of the Allocated Assets as the Adviser may reasonably determine in such form as may be mutually agreed upon and agrees to review the Allocated Assets with the Adviser and discuss the management of the Allocated Assets. The Trader shall promptly respond in a timely manner to reasonable requests by the Adviser, the Administrator, and the Fund CCO or their delegates, provided they are subject to applicable confidentiality obligations, for copies of the pertinent books and records maintained by the Trader relating directly to Series 16 and/or SP16. The Trader shall also provide the Adviser with such other information and reports relating to Series 16 and/or SP16, including information and reports related to compliance matters, as may reasonably be requested by it from time to time, including without limitation all material requested by or required to be delivered to the Board relating to Series 16 and/or SP16.

(i)	The Trader shall not have the power, discretion or responsibility to vote any proxies in connection with Commodity Interests in which the Allocated Assets may be invested, and the Adviser shall retain such responsibility.

(j)	The Trader shall cooperate promptly and fully with the Adviser, the Company, the Onshore LLC and/or the Fund in responding to any regulatory or compliance examinations or inspections (including any information requests) relating to the Fund, the Portfolio, the Company, the Onshore LLC, Series 16, SP16 or the Adviser brought by any governmental or regulatory authorities. The Trader shall provide to the Fund CCO or his or her delegate notice of any deficiencies that are identified by the CFTC or the United States Securities and Exchange Commission (“SEC”) in written correspondence to the Trader and that relate to the services provided by the Trader to Series 16 or SP16 pursuant to this Agreement. To the extent permitted by applicable law, regulation and court order, the Trader shall provide (i) such notification within a reasonable period after receiving the correspondence; and (ii) provide additional information with respect to such deficiencies as is reasonably requested by the Fund CCO or his or her delegate.

(k)	The Trader shall maintain separate detailed records of matters pertaining to the Allocated Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved, pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act and/or by the CFTC, that are prepared or maintained by the Trader in respect of the Portfolio, Series 16 and /or SP16 are the property of the Fund and will be surrendered promptly to the Fund upon request and subject to the confidentiality obligations set out in paragraph 17 hereof. The Trader further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act, and/or by the CFTC.

(l)	The Trader shall promptly notify the Adviser of any financial condition that could materially impair the Trader’s ability to fulfill its commitments under this Agreement.

4.	Representations and Warranties of the Parties

(a)	The Trader represents and warrants to the Adviser as follows:

(i)	the Trader is a registered CTA with the CFTC;

(ii)	the Trader has in place a programme of insurance, including, without limitation professional indemnity insurance, covering the Trader in an amount that is commercially reasonable in light of the services provided hereunder by the Trader; and this Agreement has been duly authorized and executed by the Trader.

(b)	The Adviser represents and warrants to the Trader as follows:

(i)	the Adviser is registered under the Advisers Act;

(ii)	the Adviser is appropriately authorized to enter into this Agreement and appoint the Trader;

(iii)	the Portfolio is registered with the CFTC as a 4.12 (c)(3) exempted commodity pool;

(iv)	the Company is registered with the CFTC as a 4.7 exempted commodity pool and consents to the Trader’s treating the Company as an “exempt account” for purposes of the Commodity Exchange Act (the “CEA”) and the rules and regulations promulgated thereunder;

(v)	the Onshore LLC is registered with the CFTC as a 4.7 exempted commodity pool and consents to the Trader’s treating the Onshore LLC as an “exempt account” for purposes of the CEA and the rules and regulations promulgated thereunder;

(vi)	the Allocated Assets are not assets of (1) an “employee benefit plan” as defined in and subject to the fiduciary responsibility provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) a “plan” as defined in and subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended, or (3) an entity that holds “plan assets” as defined in Section 3(42) of ERISA; and

(vii)	each of the Adviser and the Fund has duly authorized the execution of this Agreement by the Adviser.

(c)	Each party agrees to notify the other as soon as reasonably practicable in writing in the event that any of the representations above cease to be true.

(d)	The Adviser, the Fund, the Portfolio, and the Company each acknowledge that (i) the Investment Program (as such term is defined in the Supplemental Trading Agreement) is speculative and involves a high degree of risk, and (ii) there is no assurance that profits will be realized, or losses avoided or limited, as a result of the trading activities conducted by the Trader hereunder.

5.	Obligations of the Adviser.

(a)	The Adviser shall provide (or cause Series 16 and/or SP16’s Custodian (as defined in paragraph 6 hereof) to provide) timely information to the Trader regarding such matters as the composition of the Allocated Assets, cash requirements and cash available for investment in the Allocated Assets, and all other information as may be reasonably necessary for the Trader to perform its responsibilities hereunder.

(b)	The Adviser has furnished the Trader with a copy of the prospectus and statement of additional information of the Portfolio and the Adviser agrees during the continuance of this Agreement to furnish the Trader copies of any revisions or supplements thereto at, or, if practicable, before the time the revisions or supplements become effective. The Adviser agrees to furnish the Trader with copies of any financial statements or reports made by the Portfolio to its shareholders, and any further materials or information that the Trader may reasonably request to enable it to perform its functions under this Agreement.

6. Custodian. The Adviser shall provide the Trader with a copy of Series 16 and SP16’s agreement with any custodian designated to hold the assets of Series 16 or SP16, respectively (the “Custodian”), and any material modifications thereto (the “Custody Agreement”) that may affect the Trader’s duties, copies of such modifications to be provided to the Trader reasonably in advance of the effectiveness of such modifications. The Allocated Assets shall be maintained in the custody of the Custodian identified in, and in accordance with the terms and conditions of, the Custody Agreement (or any sub-custodian properly appointed as provided in the Custody Agreement). The Trader shall have no responsibility to oversee the Custodian and shall have no liability for the acts or omissions of the Custodian, unless such act or omission is taken solely in reliance upon instruction given to the Custodian by a representative of the Trader properly authorized to give such instruction under the Custody Agreement. Any assets added to Series 16 and/or SP16 shall be delivered directly to the Custodian; the Trader shall not have custody of any Allocated Assets.

7. Use of Name. During the term of this Agreement, the Adviser shall have permission to use the Trader’s name in the marketing of the Portfolio and agrees to furnish the Trader, for its prior approval (which approval shall not be unreasonably withheld) all prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Portfolio or the public that refer to the Trader in any way. If the Adviser does not receive a response from the Trader with respect to such materials within five business days of its submission for approval, such materials shall be deemed accepted by the Trader. The Trader agrees that the Adviser may request that the Trader approve use of a certain type, and that the Adviser need not provide for approval each additional piece of marketing material that is of substantially the same type.

During the term of this Agreement, the Trader shall not use the Adviser’s name or the Fund’s name without the prior consent of the Adviser and the Fund.

8. Expenses. During the Term of this Agreement, the Trader will pay all expenses incurred by it in connection with the performance of its duties under paragraph 3 hereof other than the cost (including taxes, brokerage commissions and other transaction costs, if any) of the Commodity Interests or other investment instruments purchased or sold for Series 16 or SP16.

9. Compensation of the Trader. As full compensation for all services rendered, facilities furnished and expenses borne by the Trader hereunder, the Trader shall be paid the fees in the amounts and in the manner set forth in Appendix A hereto.

10. Independent Contractor Status. The Trader shall for all purposes hereof be deemed to be an independent contractor and shall, unless otherwise provided or authorized hereunder, have no authority to act for or represent Series 16, SP16, the Portfolio, the Fund or the Adviser in any way or otherwise be deemed an agent of Series 16, SP16, the Portfolio, the Fund or the Adviser.

11. Liability and Indemnification.

(a)	Liability. The duties of the Trader shall be confined to those expressly set forth herein with respect to the Allocated Assets. The Trader shall not be liable for any loss arising out of any services carried out under or in connection with this Agreement or the Supplemental Trading Agreement, except a loss resulting from the Trader’s breach of this Agreement or its representations or warranties herein or resulting from the Trader’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. Under no circumstances shall the Trader be liable for any loss arising out of any act or omission taken by another CTA, or any other third party, in respect of any portion of the Fund’s assets not managed by the Trader pursuant to this Agreement.

(i)	The Trader hereby acknowledges, understands and agrees that (i) the Company is registered as a Segregated Portfolio Company, (ii) the Company is entering into this Agreement on behalf of SP16 in respect of the Allocated Assets, (iii) all of the liabilities and obligations of SP16 to the Trader under this Agreement are expressly limited to the assets of SP16 comprising the Allocated Assets. Without in any way limiting the generality of the foregoing the Trader hereby waives any right to seek redress against any person, entity or property (including the Fund, the Portfolio, the Company (save in relation to SP16), Onshore LLC, Adviser and any of their respective shareholder, members, partners, directors, officers, principals and affiliates) for amounts or damages due or alleged to be due to the Trader from SP16 arising out of or relating to this Agreement.

(ii)	The Trader hereby acknowledges, understands and agrees that (i) the Onshore LLC is a Delaware series limited liability company (ii) the Onshore LLC is entering into this Agreement on behalf of Series 16 in respect of the Allocated Assets, (iii) all of the liabilities and obligations of Series 16 to the Trader under this Agreement are expressly limited to the assets of Series 16 comprising the Allocated Assets. Without in any way limiting the generality of the foregoing, the Trader hereby waives any right to seek redress against any person entity or property (including the Onshore LLC (save in relation to Series 16), the Fund, the Portfolio, the Company, the Adviser and any of their respective shareholder, members, partners, directors, officers, principals and affiliates) for amounts or damages due or alleged to be due to the Trader from Series 16 arising out of or relating to this Agreement.

(b)	Indemnification.

(i)	The Trader shall indemnify the Adviser, the Fund, the Portfolio and Series 16 and SP16, and their respective affiliates and controlling persons (collectively, the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Adviser, the Fund, the Portfolio and/or the Series 16 and SP16 and their respective affiliates and controlling persons may sustain as a result of the Trader’s breach of this Agreement or its representations and warranties herein or as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

(ii)	The Adviser shall indemnify the Trader, its affiliates and their respective controlling persons (collectively, the “Trader Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, arising from, or in connection with, the Adviser’s breach of this Agreement or its representations and warranties herein or as a result of the Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law; provided, however, that the Trader Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Trader’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.

12. Effective Date and Termination. This Agreement shall become effective as of the Effective Date, and:

(a)	unless otherwise terminated, this Agreement shall continue in effect until August 16, 2025 and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Portfolio, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or the Trader, cast in person at a meeting called for the purpose of voting on such approval;

(b)	this Agreement may at any time be terminated on 60 days’ written notice to the Trader either by vote of the Board or by vote of a majority of the outstanding voting securities of the Portfolio;

(c)	this Agreement shall automatically terminate in the event of its assignment or upon the termination of the Investment Advisory Agreement or the Supplemental Trading Agreement; and

(d)	this Agreement may be terminated by the Trader on 60 days’ written notice to the Adviser and the Fund, or by the Adviser immediately upon notice to the Trader.

Upon notification of termination of this Agreement, the Trader shall continue to provide the services under this Agreement during any notice period and, to the extent the Trader has not already done so, on termination of this Agreement the Trader shall close out and shall, as soon as reasonably practicable, realize all investments having consideration for prevailing market conditions. Termination of this Agreement pursuant to this paragraph 12 shall be without the payment of any penalty and shall not affect the status, obligations or liabilities or any party hereto to the others including, without limitation, the Adviser’s obligation to pay fees in respect of the period prior to termination in accordance with this Agreement.

13.Amendment. This Agreement may be amended at any time by mutual consent of the Adviser and the Trader, provided that, if required by law, such amendment shall also have been approved by vote of a majority of the outstanding voting securities of the Portfolio and by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser, or the Trader, cast in person at a meeting called for the purpose of voting on such approval.

14. Assignment. The Trader may not assign this Agreement and this Agreement shall automatically terminate in the event of an “assignment,” as such term is defined in Section 2(a)(4) of the 1940 Act. The Trader shall notify the Adviser in writing sufficiently in advance of any proposed change of “control,” as defined in Section 2(a)(9) of the 1940 Act, so as to enable the Fund and/or the Adviser to: (a) consider whether an assignment will occur, (b) consider whether to enter into a new Trading Agreement with the Trader, and (c) prepare, file, and deliver any disclosure document to the Portfolio’s shareholders as may be required by applicable law.

15. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Save for paragraphs 1 (a) and (b) and paragraph 11 (a)(i) of this Agreement which is subject to and governed by the laws of the Cayman Islands , this Agreement shall be construed in accordance with applicable federal law and the laws of the State of Delaware and shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors (subject to paragraph 12 (c) hereof) and, to the extent provided in paragraph 11 hereof, each Trader Indemnified Person and Adviser Indemnified Person. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the Parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

16. Regulation S-P. In accordance with Regulation S-P, if non-public personal information regarding any party’s customers or consumers is disclosed to the other party in connection with this Agreement, the other party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

17. Confidentiality. Each of the Parties agrees that any information or recommendation supplied by or concerning either the Fund, Portfolio, Adviser, Series 16, SP16, or the Trader, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder or under the Supplemental Trading Agreement, including without limitation portfolio holdings of Series 16 and SP16, financial information or other information relating to a party to this Agreement, is to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Each of the Parties may disclose Confidential Information to the extent required by applicable law, regulation or rule of any exchange to which that party might be subject, as requested by regulatory authorities having jurisdiction over a party to this Agreement, to those of its employees who need to know such information to perform their duties, to professional advisers or designates (such as Series 16’s and/or SP16’s Custodian) who are bound by a duty of confidentiality substantially the same as that of the disclosing party, with prior written consent of the other party(ies) or where the Confidential Information has come into the public domain other than via a breach of an obligation of confidentiality. Such disclosure may only be made after prior written notice has been provided to the other party(ies), unless it is not possible to do so in the circumstances. The Trader may retain NAV Consulting, Inc. or another third-party administrator (“Trader Admin”) to perform daily reconciliations of the Allocated Asset’s trading activity, cash and positions and to calculate performance of the Allocated Assets. The Trader will provide the Trader Admin with daily trade and position information for the Allocated Assets and the Trader Admin will receive access to daily broker statements regarding the Allocated Assets. The Trader shall require the Trader Admin to keep this information confidential and abide by terms conferring equal or greater protection to the Confidential Information as those contained in this Agreement. Each party acknowledges that because of the proprietary nature of the Confidential Information described above, damages may not be an adequate remedy for any breach of the obligations under this paragraph 17 and therefore agrees that the wronged party(ies) will be entitled to seek specific performance and any other form of equitable or interim remedies. The obligations in this paragraph 17 to keep any Confidential Information secret and strictly confidential shall continue to apply after the expiration or termination of this Agreement, howsoever terminated.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS AGREEMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN ANY TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED ANY TRADING PROGRAM OF THE ADVISOR OR THIS AGREEMENT.

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the day and year first above written.

QMS Capital Management LP

By: QMS Capital Advisors LLC, its general partner

By:	/s/ William Schwartz

Name: William Schwartz

Title: General Counsel

Abbey Capital Limited

By:	/s/ Mick Swift

Name: Mick Swift

Title: CEO

Abbey Capital Limited

By:	/s/ Tony Gannon

Name: Tony Gannon

Title: CIO

Abbey Capital Offshore Fund SPC acting for and on behalf of the segregated portfolio designated as Segregated Portfolio 16

By:	/s/ Peter Carney

Name: Peter Carney

Title: Authorised Signatory

Abbey Capital Onshore Series LLC acting for and on behalf of the series designated as Series 16

By:	/s/ James G. Shaw

Name: James G. Shaw

Title: CFO / COO & Secretary

Appendix A